Exhibit 99.1

FOR IMMEDIATE RELEASE

HENRY SCHEIN APPOINTS DR. LAWRENCE S. BACOW

TO ITS BOARD OF DIRECTORS

Former Tufts University President, MIT Professor and Harvard University Scholar to Bring In-

Depth Expertise on the Needs of Dental, Animal Health and Medical Professionals

to Henry Schein’s Board of Directors

MELVILLE, N.Y. (December 3, 2014) – Henry Schein, Inc. (NASDAQ: HSIC), the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners, today announced the appointment of Lawrence S. Bacow, Ph.D., to the Company’s Board of Directors, increasing the size of the Board to 15 Directors. Having held executive leadership positions at three of the world’s finest academic institutions, Dr. Bacow will bring expertise and unique insights into the needs of future dentists, veterinarians and physicians.

From 2001 to 2011, Dr. Bacow was the 12th President of Tufts University, where he oversaw all seven of the University’s schools, including its School of Dental Medicine, School of Medicine and the Cummings School of Veterinary Medicine. In addition, he served on the Board of Trustees and as a member of the executive committee of Tufts Medical Center. Following Tufts, Dr. Bacow served as President-in-Residence in the Higher Education Program at Harvard’s Graduate School of Education for three years. He currently is Leader-in-Residence at the Center for Public Leadership at Harvard’s Kennedy School of Government.

Earlier in his career, Dr. Bacow spent 24 years on the faculty at the Massachusetts Institute of Technology, where he held the Lee and Geraldine Martin Professorship of Environmental Studies. He served as the elected Chair of the MIT Faculty and subsequently as Chancellor, one of the Institute’s two most senior academic officers.

“Dr. Bacow is a leader in academia and public service who will bring an important, new perspective to our Board of Directors. He has overseen the training of every customer group we serve, namely dentists, physicians and veterinarians, and brings to Henry Schein impeccable credentials and broad-based management expertise,” said Stanley M. Bergman, Chairman of the Board and Chief Executive Officer of Henry Schein. “As a lawyer and economist whose research focuses on environmental policy, Dr. Bacow’s passion for the environment complements Henry Schein’s long-standing commitment to global corporate responsibility.”

Dr. Bacow is a member of the Harvard Corporation, the fiduciary oversight board of Harvard University, where he chairs the Joint Committee on Inspection which functions as Harvard University’s audit committee. He serves on the Board of Overseers of TIAA-CREF, and is a Director of Liquidnet Holdings, Inc., and Loewe’s Companies, Inc., serving on the audit committee of both Boards. He is a past Director of Boston Properties, Inc., where he was a member of the audit committee and the compensation committee.

Dr. Bacow received an S.B. in economics from the Massachusetts Institute of Technology, a J.D. from Harvard Law School, and a M.P.P. and a Ph.D. from Harvard’s Kennedy School of Government. He is a Fellow of the American Academy of Arts and Sciences and the recipient of five honorary degrees.

About Henry Schein, Inc.

Henry Schein, Inc. is the world’s largest provider of health care products and services to office-based dental, animal health and medical practitioners. The Company also serves dental laboratories, government and institutional health care clinics, and other alternate care sites. A Fortune 500® Company and a member of the NASDAQ 100® Index, Henry Schein more than 17,000 Team Schein Members and serves more than 800,000 customers.

The Company offers a comprehensive selection of products and services, including value-added solutions for operating efficient practices and delivering high-quality care. Henry Schein operates through a centralized and automated distribution network, with a selection of more than 96,000 branded products and Henry Schein private-brand products in stock, as well as more than 110,000 additional products available as special-order items. The Company also offers its customers exclusive, innovative technology solutions, including practice management software and e-commerce solutions, as well as a broad range of financial services.

Headquartered in Melville, N.Y., Henry Schein has operations or affiliates in 28 countries. The Company’s sales reached a record $9.6 billion in 2013, and have grown at a compound annual rate of approximately 16 percent since Henry Schein became a public company in 1995. For more information, visit the Henry Schein website at www.henryschein.com.

CONTACTS:

Investors

Steven Paladino

Executive Vice President and Chief Financial Officer

steven.paladino@henryschein.com

(631) 843-5500

Carolynne Borders

Vice President, Investor Relations

carolynne.borders@henryschein.com

(631) 390-8105

Media

Susan Vassallo

Vice President, Corporate Communications

susan.vassallo@henryschein.com

(631) 843-5562

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